Exhibit 4.36

PENTHOUSE MEDIA GROUP INC.

FIRST AMENDMENT AND LIMITED WAIVER TO SECURITIES PURCHASE AGREEMENT

This FIRST AMENDMENT AND LIMITED WAIVER TO SECURITIES PURCHASE AGREEMENT (this “Amendment”) is dated as of August 28, 2006, amends the Securities Purchase Agreement (the “Purchase Agreement”) entered into as of August 17, 2005 by and among the parties hereto, to wit:  Penthouse Media Group Inc., a Nevada corporation (formerly a Delaware corporation) (the “Issuer”), each Subsidiary of the Issuer listed as a “Guarantor” on the signature pages hereto (as more fully defined in the Purchase Agreement, each a “Guarantor,” and collectively the “Guarantors”), the holders of Notes listed on Schedule 2.02 to the Purchase Agreement (collectively, the “Holders”), and U.S. Bank National Association, as administrative agent and collateral agent for the Holders (in such capacity, the “Agent”).  Capitalized terms used herein without definition shall have the respective meanings herein assigned to such terms in the Purchase Agreement and the interpretative rules set forth in Sections 1.02 through 1.04 of the Purchase Agreement shall govern this Amendment.

RECITALS

WHEREAS, the Issuer and the Guarantors have requested the Holders and the Agent to amend certain provisions of the Purchase Agreement and waive compliance with certain terms and conditions thereof as more fully set forth below;

WHEREAS, subject to the terms and conditions set forth herein, the Holders and the Agent agree to enter into this Amendment and give effect to the amendments and limited waivers requested by the Issuer and the Guarantors as specified herein, solely to the extent set forth herein;

NOW, THEREFORE, in consideration of the foregoing premises and the agreements, provisions and covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section 1.

AMENDMENTS TO THE SECURITIES PURCHASE AGREEMENT

1.1.

Amendments to Cover Page and Title.  The cover page and title of the Purchase Agreement shall be amended by substituting the percentage “14.0%” for the percentage “11.0%” in each place where it appears.

1.2.

Amendments to Section 1.01, Definitions.

A.

Section 1.01 of the Purchase Agreement is hereby amended by inserting the following definitions in the appropriate places determined by alphabetical order:

“Amended and Restated Warrants” means the Amended and Restated Warrants issued pursuant to Section 3 of the First Amendment.

“First Amendment” means the First Amendment and Limited Waiver to Securities Purchase Agreement dated as of August 28, 2006, amending this Agreement.

“First Amendment Effective Date” means the date on which all of the conditions set forth in Section 5 of the First Amendment have been satisfied.

“New Guaranty” means the “Guaranty” (as that term is defined in the New Purchase Agreement) by each Guarantor of the New Notes made pursuant to Article XI of the New Purchase Agreement.

“New Note Holders” means the holders of the New Notes.

“New Note Obligations” means the “Obligations,” as such term is defined in the New Purchase Agreement.

“New Notes” means the Issuer’s 15.0% Senior Secured Notes due 2010, issued pursuant to the New Purchase Agreement.

“New Purchase Agreement” means the Securities Purchase Agreement dated as of August 28, 2006, as amended and in effect from time to time, by and among the Issuer, the Guarantors, the “Holders” listed on Schedule 2.02 thereto, and the “Agent” as that term is defined in the New Purchase Agreement.

“New Purchase Documents” means the “Note Documents” as that term is defined in the New Purchase Agreement.

“PIK Notes” has the meaning specified therefore in Section 2.04(c).

“Reduced Rate Period” means any calendar quarter during which both of the following conditions have been met (a) the Issuer’s Consolidated EBITDA for the twelve-month period ended on the day immediately prior to such calendar quarter was at least $12,500,000 and (b) no Default or Event of Default has occurred and is continuing.

B.

Section 1.01 of the Purchase Agreement is hereby further amended by restating the following definitions in their entirety to read as set forth below:

“Notes” means the Issuer’s 14.0% Senior Secured Notes due 2010 in the initial aggregate principal amount of $33,000,000, each in substantially the form of Exhibit A, each made payable to the order of a Holder, evidencing the Indebtedness owing by the Issuer to such Holder and delivered to the Holder pursuant to Section 2.02, as such Notes may be amended, supplemented, restated, modified or extended from time to time in accordance with the terms hereof, and any promissory note or notes issued in exchange or replacement therefor.  The term “Note” shall include any Registered Note evidencing the Notes and shall also include all exchange Notes and PIK Notes issued under the First Amendment and hereunder.

“Pro Rata Share” means, for any Holder, the percentage obtained by dividing the aggregate outstanding principal amount of such Holder’s Notes by the aggregate outstanding principal amount of all of the Notes; provided, however, that when used in the Security Documents, in the definition of 'Required Holders' or with respect to application of proceeds of Collateral, such Holder's Pro Rata Share shall be the percentage obtained by dividing the aggregate outstanding principal amount of such Holder’s Notes and such Holder’s New Notes, if any, by the aggregate outstanding principal amount of all of the Notes and the New Notes.

C.

Section 1.01 of the Purchase Agreement is hereby further amended by amending the following definitions as set forth below:

(i)

The definition of “Permitted Indebtedness” is hereby amended by substituting the dollar amount “$1,500,000” for the dollar amount “$5,000,000” in the last line of clause (c) of such definition.

(ii)

The definition of “Permitted Investments” is hereby amended by substituting the dollar amount “$100,000” for the dollar amount “$250,000” in clause (ix) of such definition and by substituting the dollar amount “$300,000” for the dollar amount “$1,000,000” in each of clause (ix) and clause (x) of such definition.

(iii)

The definition of “Permitted Liens” is hereby amended by:

(a)

adding the clause "or the New Note Obligations" at the end of paragraph (a) of such definition; and

(b)

substituting the dollar amount “$1,000,000” for the dollar amount “$5,000,000” in clause (f)(ii)(C) of such definition.

1.3.

Amendments to Section 2.04, Interest.

A.

Section 2.04(a) of the Purchase Agreement is hereby restated in its entirety to read as follows:

(a)

Notes.  Each Note shall bear interest on the principal amount thereof from time to time outstanding at the following rates:  (i) from and including the issue date of the Notes to the First

Amendment Effective Date, at a rate per annum equal to 11.0% and (ii) thereafter, at a rate per annum equal to equal to 14.0%; provided, however, that during any Reduced Rate Period, each Note shall bear interest at a rate per annum equal to 11.0%.  At least fifteen (15) days prior to any interest payment being made to the Agent pursuant to the terms of this Agreement, the Obligors shall confirm in writing which rate is being applied.

B.

Section 2.04(c) of the Purchase Agreement is hereby restated in its entirety to read a follows:

(c)

Interest Payment.  Interest on each Note shall accrue at the rate of 14.0% per annum and shall be payable in immediately available and freely transferable funds semiannually in arrears, on each July 31 and January 31, commencing on January 31, 2006, and at maturity (whether at the Final Maturity Date, upon demand, by acceleration or otherwise), except that, on any interest payment date prior to and including January 31, 2008, so long as no Default or Event of Default has occurred and is continuing, the Issuer will have the option to pay a portion of the interest payable on such date (in an amount up to the amount of interest that has accrued since the last interest payment date at 3.0% per annum) by issuing additional Notes (“PIK Notes”) in an aggregate principal amount equal to the interest the Issuer elects not to pay in cash on such date.  During each Reduced Rate Period, interest on each Note shall be reduced to accrue at the rate of 11.0% per annum, all of which shall be payable in immediately available and freely transferable funds on the applicable interest payment date (for the avoidance of doubt, PIK Notes may not be issued during any Reduced Rate Period).  Interest at the Post-Default Rate shall be payable on demand.  Each Obligor hereby authorizes the Agent to, and the Agent may, from time to time, charge the Note Account pursuant to Section 4.01 with the amount of any interest payment due hereunder.

C.

Section 2.04(d) of the Purchase Agreement is hereby restated in its entirety to read a follows:

(d)

General.  All interest shall be computed on the basis of a year of 360 days with twelve 30-day months.

1.4.

Amendment to Section 4.01, Payments; Computations.  Section 4.01 of the Purchase Agreement is hereby restated in its entirety as follows:

(a)

The Issuer will make each cash payment under this Agreement not later than 12:00 noon (New York City time) on the day when due, in lawful money of the United States of America and in immediately available funds, and freely transferable to the Agent’s Account.  All payments received by the Agent after 12:00 noon (New York City time) on any Business Day will be credited to the Note Account on the next succeeding Business Day.  All payments shall be made by the Issuer without set-off, counterclaim, deduction or other defense to the Agent and the Holders.  Except as provided in Section 4.02(b), after receipt of any cash payment, the Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal ratably to the Holders in accordance with their Pro Rata Shares and like funds relating to the payment of any other amount payable to any Holder to such Holder, in each case to be applied in accordance with the terms of this Agreement, provided that the Agent will cause to be distributed all interest (including PIK Notes issued in lieu of cash interest) and fees received from or for the account of the Issuer not less than once each month and in any event not more than ten Business Days after receipt thereof.  The Holders and the Issuer hereby authorize the Agent to, and the Agent may, from time to time, charge the Note Account of the Issuer with any amount due and payable by the Issuer under any Note Document.  Each of the Holders and the Issuer agrees that the Agent shall have the right to make such charges whether or not any Default or Event of Default shall have occurred and be continuing.  Any amount charged to the Note Account of the Issuer shall be deemed an Obligation under this Agreement and shall bear interest as provided hereunder as if it had originally been part of the outstanding principal of the Notes.  The Holders and the Issuer confirm that any charges which the Agent may so make to the Note Account of the Issuer as herein provided will be made as an accommodation to the Issuer and solely at the Agent’s discretion.  Whenever any payment to be made under any such Note Document shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

(b)

Except during a Reduced Rate Period, on any interest payment date prior to and including January 31, 2008, so long as no Default or Event of Default has occurred and is continuing, the Issuer may, upon delivery of written notice of such election to the Agent at least five Business Days prior to such interest payment date, issue to each Holder a PIK Note in a principal amount up to the amount of interest that has accrued since the last interest payment date at 3.0% per annum.  All such PIK Notes must be received by the Agent no later than 12:00 noon (New York City time) on the applicable interest payment date.  Any interest paid by issuance of PIK Notes that are received by the Agent after 12:00 noon (New York City time) on any interest payment date will be credited to the Note Account on the next succeeding Business Day.

(c)

All computations of interest and fees shall be made by the Agent on the basis of a year of 360 days with twelve 30-day months.  Each determination by the Agent of an interest rate, interest amount or fees payable hereunder shall be conclusive and binding for all purposes in the absence of manifest error.

1.5.

Amendment to Section 4.02, Apportionment of Payments.

A.

The first sentence of Section 4.02(a) of the Purchase Agreement is hereby amended by inserting, immediately following the words “All payments of principal and”, the word “cash”.

B.

Section 4.02(b) of the Purchase Agreement is hereby restated in its entirety as follows:

(b)

After the occurrence and during the continuance of an Event of Default, the Agent may, and upon the direction of the Required Holders shall, apply all cash payments in respect of any Obligations and all proceeds of the Collateral, subject to the provisions of this Agreement, (i) first, ratably to pay the Obligations and the New Note Obligations in respect of any fees, expense reimbursements, indemnities and other amounts then due to the Agent until paid in full; (ii) second, ratably to pay the Obligations and the New Secured Note Obligations in respect of any fees and indemnities then due to the Holders until paid in full; (iii) third, ratably to pay interest due in respect of the Notes, the New Notes and Agent Advances until paid in full; (iv) fourth, ratably to pay principal of the Notes, the New Notes and Agent Advances (or, to the extent such Obligations or New Note Obligations are contingent, to provide cash collateral in respect of such Obligations or New Note Obligations) until paid in full and (v) fifth, to the ratable payment of all other Obligations and New Note Obligations then due and payable.

1.6.

Amendment to Section 7.01, Affirmative Covenants.

A.

Section 7.01(a)(3) of the Purchase Agreement is hereby restated in its entirety as follows:

(3)

as soon as available, and in any event within 30 days after the end of each calendar month commencing with the first calendar month of the Issuer and its Subsidiaries ending after the Closing Date, a “flash report” for such month setting forth in reasonable detail (i) revenue, expenses (itemizing operating expenses and SG&A), capital expenditures and EBITDA, (ii) a balance sheet with all of the line items set forth in the balance sheet provided by the Issuer for the six month period ended June 30, 2006 (including, without limitation, cash, accounts payable, inventory, accounts receivable and other current assets and liabilities), (iii) a forward-looking, twelve-month liquidity forecast, in each case consolidated for the Issuer and its Subsidiaries and by segment, (iv) current information regarding the production, financing, cost, marketing, release date and financial performance of the films set forth on Schedule 7.01(p) and (v) account balance information for all accounts disclosed on, or that would be required to be disclosed on, Schedule 6.01(v);

B.

Section 7.01 of the Purchase Agreement is hereby further amended by inserting the following paragraphs after paragraph (o)(6) thereof:

(p)

Film Distribution Deal.  No later than September 30, 2006, enter into a written letter of intent (or at Obligors' discretion a written and final agreement) with a reputable domestic distributor of adult entertainment films with whom the Obligors do not have an existing relationship (the "Distributor") on terms consistent with standard industry practice regarding the marketing and sale of such films to adult entertainment retailers; no later than October 31, 2006, enter into a written and final agreement with the Distributor on terms that are materially consistent with such letter of intent; and, concurrently on the effective date of such final agreement, cause the Distributor to begin meaningful distribution of all of the adult entertainment films currently being produced or currently intended to be produced by the Issuer and identified on Schedule 7.01(p) (which schedule lists all such films) within four weeks of the release date identified therein.

(q)

Film Production.  Cause each of the adult entertainment films identified on Schedule 7.01(p) to be produced and delivered to the Distributor in a condition to enable the Distributor to make reasonably prompt distribution to third parties at a cost not to exceed 110% of the applicable budget, which budget is $65,000 per film, provided that production of all films shall cease immediately upon any breach of Section 7.01(s) (Distribution) or Section 7.03(h) (EBITDA for Entertainment Group).

(r)

Intentionally Omitted.

(s)

Distribution.

(1)

Cause the Distributor to sell to, or through, adult entertainment retailers or third persons or entities (who are not Affiliates of the Obligors or the Majority Equity Sponsor) an average of at least 4,000 units per film within ninety (90) days after its “street date” release, such sales to generate average net revenue to the Obligors of at least $6.50 per unit.

(2)

Cause the Distributor to sell to, or through, adult entertainment retailers or third persons or entities (who are not Affiliates of the Obligors or the Majority Equity Sponsor) an average of at least 10,000 units per film within three (3) years after its “street date” release.

(t)

PMGI Holdings.  As soon as practicable after the repurchase by NetJets Sales, Inc. of the Aircraft Interest (which the Obligors represent will take place no later than October 22, 2006), but in no event later than November 30, 2006, (i) deliver to the Agent evidence satisfactory to the Required Holders that the Aircraft Interest has been repurchased, that the Indebtedness relating thereto has been repaid in full and that all related Liens on the Aircraft Interest and other assets of PMGI Holdings, Inc. have been terminated, and (ii) either (A) dissolve PMGI Holdings, Inc. and deliver to the Agent a copy of the Certificate of Dissolution of PMGI Holdings, Inc., certified by the appropriate official(s) of the state of organization, or (B) cause all shares of capital stock of PMGI Holdings, Inc. to be pledged and delivered to the Agent and cause PMGI Holdings, Inc. to authorize the filing of such Uniform Commercial Code financing statements and other recordings as the Agent may deem necessary or advisable to create, perfect, maintain or enforce the first priority Agent’s Lien on all rights, title and interest of that PMGI Holdings, Inc. in and to all of its assets and properties.

(u)

Wachovia Bank Sweep.  Sweep all funds contained in the Wachovia Bank described on Schedule 6.01(v) to an Obligor's operating account that is subject to an effective Account Control Agreement at the following times: (i) at least once each calendar month following the Closing Date, and (ii) promptly after the account balance exceeds $25,000.

1.7.

Amendments to Section 7.02, Negative Covenants.  Section 7.02 is hereby amended by inserting the following paragraphs after paragraph (m) thereof:

(n)

Aircraft.  On or after October 22, 2006, except for net payments not to exceed $375,000 in the aggregate required to be made pursuant to the terms of that certain Termination and Repurchase Agreement, effective October 22, 2006, among NetJets Sales, Inc., NetJets Aviation, Inc. NetJets Services, Inc. and PMGI Holdings, Inc. regarding the Aircraft Interest, a copy of which has been provided to the Holders prior to the date hereof, make any payment (as reimbursement or otherwise) respecting the sale or lease of any aircraft by one of the Obligors, their Affiliates or otherwise or otherwise hold any interest in an aircraft.

(o)

Content Expenditures.  Other than expenditures made in the ordinary course of business consistent with past practice that do not exceed the applicable budgeted expenditure listed in the projections set forth on Schedule 7.02(o) by 10% or more:

(1)

Other Expenditures.  Make any or commit or agree to make any expenditure regarding the development, acquisition or marketing of content materials (including, without limitation, magazines, licensing and internet) other than such expenditures related to content for DVDs, video on demand, broadcast television and mobile phone made in accordance with the terms of this Agreement (including, without limitation, Section 7.02(o)(2) hereof).

(2)

Entertainment Group Expenditures.  Make any or commit or agree to make any expenditure regarding the development, acquisition or marketing of content for DVDs, video on demand, broadcast television and mobile phone; provided, that no Obligor shall acquire any interest in, or assets of, a video library or any other media company without approval from the Required Holders.

(p)

Non-Controlled Accounts.  Transfer any funds into an account disclosed on, or of the type required to be disclosed on, Schedule 6.01(v) unless an Account Control Agreement relating to such account has been executed, delivered and is in full force and effect.

1.8.

Amendments to Section 7.03, Financial Covenants.

A.

Section 7.03(b) of the Purchase Agreement is hereby restated in its entirety as follows:

(b)

Maximum Capital Expenditures.  Make or commit or agree to make any Capital Expenditure (excluding such expenditures related to the development, acquisition or marketing of content, which is intended by the parties to be governed by Section 7.03(g) hereof) during any of the following periods that would cause the aggregate amount of all such Capital Expenditures for each such period, including Capital Expenditures arising from purchases made or Capitalized Leases entered into, to exceed (i) $250,000 in the three month period ending September 30, 2006, (ii) $500,000 in the six month period ending December 31, 2006, (iii) $250,000 in the three month period ending March 31, 2007, (iv) $500,000 in the six month period ending June 30, 2007, (v) $750,000 in the nine month period ending September 30, 2007, (vi) $1,000,000 in the twelve month period ending December 31, 2007, and (vii) $1,000,000 in each of the twelve month periods ending on March 31, 2008, June 30, 2008, September 30, 2008, December 31, 2008, March 31, 2009, June 30, 2009, September 30, 2009, December 31, 2009, March 31, 2010, June 30, 2010 and September 30, 2010.

B.

Section 7.03(d) of the Purchase Agreement is hereby amended by inserting the words “and Capitalized” immediately following the word “Operating” in the heading, adding the word “(i)” immediately following the heading, and adding the words “or (ii) incur new Capitalized Lease Obligations that, in the aggregate, exceed $100,000 annually” at the end of such section.

C.

Sections 7.03(e) and (f) of the Purchase Agreement are hereby restated in their entirety as follows:

(e)

Total Indebtedness.  Permit the aggregate amount of Indebtedness of the Obligors to exceed $67,000,000 outstanding at any time (excluding notes issued in lieu of payment of cash interest with respect to the New Notes and PIK Notes issued with respect to the Notes).

(f)

Total Senior Debt.  Permit the aggregate amount of Senior Debt of the Obligors to exceed $40,000,000 outstanding at any time (excluding notes issued in lieu of payment of cash interest with respect to the New Notes and PIK Notes issued with respect to the Notes).

D.

Section 7.03 is further amended by inserting the following paragraphs after paragraph (f) thereof:

(g)

Content Costs and Investments.  Make or commit or agree to make any expenditure regarding the development, acquisition or marketing of content materials (including, without limitation, content for DVDs, video on demand, broadcast television, mobile phone, magazines, licensing, internet and any other content) during any of the following periods that would cause the aggregate amount of all such expenditures for each such period, including expenditures arising from purchases made, to exceed (i) $1,775,000 in the three month period ending September 30, 2006, (ii) $3,593,000 in the six month period ending December 31, 2006, (iii) $1,718,000 in the three month period ending March 31, 2007, (iv) $3,480,000 in the six month period ending June 30, 2007, (v) $5,389,000 in the nine month period ending September 30, 2007, (vi) $7,343,000 in the twelve month period ending December 31, 2007, (vii) $7,490,000 in the twelve month period ending March 31, 2008, (viii) $7,636,000 in the twelve month period ending June 30, 2008, (ix) $7,668,000 in the twelve month period ending September 30, 2008, (x) $7,698,000 in the twelve month period ending December 31, 2008, (xi) $8,011,000 in the twelve month period ending March 31, 2009, (xii) $8,320,000 in the twelve month period ending June 30, 2009, (xiii) $8,625,000 in the twelve month period ending September 30, 2009, (xiv) $8,924,000 in the twelve month period ending December 31, 2009, (xv) $9,217,000 in the twelve month period ending March 31, 2010, (xvi) $9,501,000 in the twelve month period ending June 30, 2010 and (xvii) $9,778,000 in the twelve month period ending September 30, 2010.

(h)

EBITDA for Entertainment Group.  Permit EBITDA, before any corporate overhead allocation, for the Obligors' entertainment group to be less than ($250,000) for the three month period ending December 31, 2006, or permit EBITDA, before the corporate overhead allocation, for the Obligors' entertainment group to be less than $0 for the three month period ending March 31, 2007 (for the avoidance of doubt, EBITDA before corporate overhead for the Obligors' entertainment group shall be calculated in the same manner as the sample budget attached as Schedule 7.03(h)).

1.9.

Amendments to Section 9.01, Events of Default.  Section 9.01(a) is hereby amended by inserting, immediately following the words “interest on any Note,” the words “or on any New Note” and a comma, and by inserting, immediately following the phrase “this Agreement,” the words “the New Purchase Agreement” and a comma.

1.10.

Amendment to Section 9.02, Obligations Upon Acceleration.  Section 9.02(b) of the Purchase Agreement is hereby amended by (A) deleting the number “3.569” and substituting in place thereof the number “356.9”, and (B) deleting the number “4.286” and substituting in place thereof the number “428.6”, in the last sentence thereof.

1.11.

Amendment to Section 10.08, Agency for Perfection.  Section 10.08 of the Purchase Agreement is herby amended by deleting, the word “and” that immediately follows the phrase “for the benefit of the Agent” in the first sentence thereof, substituting a comma in place thereof, and adding, immediately before the phrase “as secured parties” at the end of such second sentence, the phrase “and the New Note Holders, as their respective interests appear,”.

1.12.

Amendment to Section 12.01, Notices; Etc.  The first four paragraphs of Section 12.01 are hereby restated in their entirety as follows:

if to any Obligor, at the following address:

Penthouse Media Group Inc.

6800 Broken Sound Parkway NW, Suite 100

Boca Raton, Florida 33487

Attention:

Joshua R. Bressler, Esq.

Telephone:

(561) 912-7000

Telecopier:

(561) 912-1747

with a copy to:

Epstein, Becker & Green P.C.
250 Park Avenue

New York, New York 10177

Attn:

Arnold N. Bressler, Esq.

Telephone:

(212) 351-4500

Telecopier:

(212) 661-0989

1.13.

Amendments to Exhibits and Schedules.  The Exhibits and Schedules to the Purchase Agreement are hereby amended by:

A.

deleting therefrom in its entirety Exhibit A, Form of Note, and substituting in place thereof a new Exhibit A in the form attached hereto;

B.

deleting therefrom in its entirety Schedule 6.01(aa), Existing Indebtedness, and substituting in place thereof a new Schedule 6.01(aa) in the form attached hereto;

C.

deleting therefrom in its entirety Schedule 7.03(a), Existing Indebtedness, and substituting in place thereof a new Schedule 7.03(a) in the form attached hereto; and

D.

inserting a new Schedule 7.01(p), a new Schedule 7.02(o) and a new Schedule 7.03(h), in each case in the form attached hereto.

1.14.

Amendments to Correct Typographical Errors.  The following provisions of the Purchase Agreement shall be amended by substituting the term “Issuer” for the term “Company” in each place where it appears:  (A) the second sentence of the last paragraph of the definition of “Investments” in Section 1.01 of the Purchase Agreement; (B) the preamble to Section 5.01(m) of the Purchase Agreement; (C) the preamble to Section 6.01(l) of the Purchase Agreement; (D) the second sentence of Section 6.01(bb) of the Purchase Agreement; (E) the first sentence of Section 6.02(e)(3) of the Purchase Agreement; and (F) the last proviso in Section 7.02(c) of the Purchase Agreement.

Section 2.

LIMITED WAIVERS

Effective as of the Effective Date (as defined in Section 5 hereof), the Holders hereby waive the specific Defaults or Events of Default listed on Schedule 2 hereto, solely to the extent expressly set forth on such Schedule 2 and for the period specified on such Schedule 2 and ending on the Effective Date.  Except as expressly waived or amended hereby, all of the representations, warranties, terms, covenants and conditions of the Note Documents shall remain in full force and effect in accordance with their respective terms.  The waivers set forth herein shall be limited precisely as provided for herein and shall not be deemed to be waivers of, amendments of, consents to or modifications of any term or provision of the Note Documents or any other document or instrument referred to therein or of any transaction or further or future action on the part of the Issuer or any Guarantor requiring the consent of the Agent or the Holders except to the extent specifically provided for herein.  Except as expressly set forth herein, the Agent and the Holders have not and shall not be deemed to have waived any of their respective rights and remedies against the Issuer or any Guarantor for any existing or future Defaults or Events of Default (whether related or unrelated to the Defaults or Events of Default listed on Schedule 2).

Section 3.

ISSUANCE OF REPLACEMENT NOTES AND AMENDED AND RESTATED WARRANTS

The Issuer shall issue to each Holder a replacement Note in substantially the form of Exhibit A hereto, appropriately completed, in exchange for such Holder’s original Note.  From and after the Effective Date, all of the replacement Notes shall be “Notes” for all purposes of the Purchase Agreement and the other Note Documents, guarantied by the continuing Guaranties of the Guarantors pursuant to Article XI of the

Purchase Agreement and secured by the continuing security interests granted pursuant to the Security Documents and the original Notes shall have no further force or effect.  The Issuer shall enter into an Amended and Restated Warrant in substantially the form of Exhibit B hereto (each, an “Amended and Restated Warrant”) with each Holder that is also a New Note Holder, which Amended and Restated Warrant shall be exercisable for the number of Shares of Voting Common Stock at the applicable exercise prices specified next to such Holder’s name on Schedule 3 attached hereto.

Section 4.

RANKING

4.1.

Right of Payment.  The Notes shall be senior secured obligations of the Issuer and each Guaranty shall be the senior secured obligation of the applicable Guarantor.  From and after the issuance date of the New Notes, the New Notes and the Notes shall rank pari passu in right of payment, and the Guaranty of the Notes by each Guarantor shall rank pari passu with the New Guaranty of the New Notes by such Guarantor.

4.2.

Lien Priority.  Notwithstanding the date, manner, or order of perfection of the security interests in and liens on the Collateral (if any), and notwithstanding the time of filing, recording or perfection, any provision of the Uniform Commercial Code or any other applicable law or decision, as between the Holders and the New Note Holders (i) the respective security interests of the Holders and the New Note Holders in the Collateral shall be equal in priority, and (ii) upon any foreclosure, sale, or other disposition or liquidation, or other event generating proceeds, of all or any part of the Collateral, the Holders and the New Note Holders shall share in the resulting income pertaining to the proceeds of such foreclosure, sale, other disposition or liquidation or event, of such Collateral pro rata in accordance with the then-outstanding principal amounts of their Notes and New Notes.  In the event that the Holders direct the release of any Collateral in accordance with Section 10.07(b) hereof, such Collateral shall be released from the Liens securing both the Notes and the New Notes.

4.3.

Single Class of Securities.  The Holders agree that the Notes and the New Notes shall be treated as a single class of securities for all purposes, including without limitation any amendment, modification, replacement, or renewal of any of the Note Documents, or any provisions thereof, or waiver of compliance with any of the provisions of the Note Documents, or any other amendment, waiver or determination requiring the consent or vote of the Required Holders.

Section 5.

CONDITIONS TO EFFECTIVENESS

Sections 1 and 2 of this Amendment shall become effective only upon the satisfaction of all of the following conditions precedent (the date of such effectiveness, the “Effective Date”):

5.1.

Issuer Documents.  The Issuer shall have delivered to the Holders the following, each, unless otherwise noted, dated the Effective Date:

A.

To each Holder, a Note in substantially the form of Exhibit A, appropriately completed, in a principal amount equal to the then-outstanding principal amount of such Holder’s original Note, as set forth in Section 3 hereof.

B.

To each Holder that is a New Note Holder, an Amended and Restated Warrant in substantially the form of Exhibit B, appropriately completed, exercisable for the number of shares of Voting Common Stock at the applicable exercise prices required pursuant to Section 3 hereof.

C.

An officer’s certificate certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of this Amendment, the exchange Notes and the Amended and Restated Warrants issued pursuant to Section 3 hereof and the Amendment to Issuer Security and Pledge Agreement and Amendment to Guarantor Security and Pledge Agreement executed and delivered pursuant to the New Purchase Agreement (collectively, the “Amended Agreements”);

D.

Signature and incumbency certificates of its officers executing the Amended Agreements to which each of the Issuer and the Guarantors is a party; and

E.

Executed counterparts of each of the Amended Agreements.

5.2.

New Purchase Agreement.  The conditions set forth in Section 5.01 of the New Purchase Agreement shall have been satisfied (for the avoidance of doubt, the transactions contemplated by the New Purchase Agreement shall be consummated simultaneously with the transactions contemplated by this Amendment).

5.3.

Payment of Interest.  On or before the Effective Date, the Issuer shall have paid all interest due and payable on the Notes, including interest at the Post-Default Rate from July 31, 2006 through the date of payment.

5.4.

Performance; No Default.  Upon the effectiveness of the waivers set forth in Section 2 hereof, the Issuer and the Guarantors shall have performed and complied with all agreements and conditions contained in all of the Note Documents required to be performed or complied with by them prior to or on the First Amendment Effective Date and no Default or Event of Default shall have occurred and be continuing.

5.5.

Opinion of Counsel.  The Holders shall have received opinions in form and substance reasonably satisfactory to the Holders, dated the Effective Date from Epstein, Becker and Green, P.C., counsel to the Issuer, together with copies of all factual certificates and legal opinions upon which such counsel has relied.

5.6.

Security Interests in Collateral.  The Agent shall have received evidence satisfactory to the Required Holders that the Issuer and each Guarantor shall have taken or caused to be taken all such actions, executed and delivered or caused to be executed and delivered all such agreements, documents and instruments, and made or caused to be made all such filings and recordings  that may be necessary or, in the Required

Holders' reasonable opinion, desirable in order to create in favor of the Agent, for the benefit of the Holders, a valid and (upon such filing and recording) perfected first priority security interest in the Collateral, pari passu with the interests of the New Note Holders.

5.7.

Completion of Proceedings.  On or before the Effective Date, all corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto shall be satisfactory in form and substance to the Holders and such counsel, and the Holders and such counsel shall have received all such counterpart originals or certified copies of such documents as the Holders may reasonably request.

Section 6.

THE OBLIGORS’ REPRESENTATIONS AND WARRANTIES

In order to induce the Holders to enter into this Amendment and to amend the Purchase Agreement in the manner provided herein, the Issuer and the Obligors represent and warrant to each Holder that the following statements are true, correct and complete:

A.

Corporate Power and Authority.  Each of the Obligors has all requisite corporate or other power and authority to enter into the Amended Agreements to which it is a party and to carry out the transactions contemplated by, and perform its obligations under the Amended Agreements to which it is a party.

B.

Authorization of Agreements.  The execution and delivery of the Amended Agreements, the issuance of the exchange Notes and the Amended and Restated Warrants and the performance of the Amended Agreements have been duly authorized by all necessary corporate or other action on the part of the Obligors.

C.

No Conflict.  The execution and delivery by the Obligors of the Amended Agreements, the issuance of the exchange Notes and the Amended and Restated Warrants and the performance by the Obligors of their obligations under the Notes, the Amended and Restated Warrants and the other Amended Agreements do not and will not (i) in any material respect, violate any provision of any law or any governmental rule or regulation applicable to the Issuer or any of the Guarantors, the Certificate or Articles of Incorporation, bylaws or other organizational documents of the Obligors or any order, judgment or decree of any court or other agency of government binding on the Obligors, (ii) in any material respect, conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation of any of the Obligors, (iii) other than the Liens created by the Security Documents, result in or require the creation or imposition of any Lien upon any of the material properties or assets of any Obligor, or (iv) require any approval of stockholders or any approval or consent that has not been obtained of any Person under any contractual obligation of any Obligor.

D.

Governmental Consents.  The execution and delivery by the Obligors of the Amended Agreements, the issuance by the Issuer of the exchange Notes and the Amended and Restated Warrants pursuant hereto and the performance by the Obligors of the Amended Agreements do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any federal, state or other governmental authority or regulatory body.

E.

Binding Obligation.  This Amendment, the exchange Notes, the Amended and Restated Warrants and the other Amended Agreements have been duly executed and delivered by the Issuer and, as applicable, the Guarantors, are the legally valid and binding obligations of the Issuer and, as applicable, the Guarantors, enforceable against each Obligor party thereto in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

F.

Incorporation of Representations and Warranties From Purchase Agreement.  The representations and warranties contained in Article VI of the Purchase Agreement are and will be true, correct and complete in all material respects on and as of the Effective Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case they were true, correct and complete in all material respects on and as of such earlier date.

G.

Absence of Default.  After giving effect to the amendments and waivers set forth in Sections 1 and 2 hereof, no event has occurred and is continuing or will result from the consummation of the transactions contemplated by this Amendment that would constitute an Event of Default or a Default.

Section 7.

CONDITIONAL WAIVER OF ANTI-DILUTION PROVISIONS

Solely with respect to (i) the proposed issuance of warrants to purchase 8,829,359 shares of the Issuer's common stock, par value $.01 per share, at an exercise price of $.00001 per share, under the New Purchase Agreement, and (ii) the proposed reduction of the exercise price of existing warrants to purchase 4,865,619 shares of the Issuer's common stock, par value $.01 per share, to an exercise price of $.00001 per share, under the Amended and Restated Warrants, (x) each Holder of Series A Preferred Stock hereby agrees to waive the provisions of Section 5(e) of the Certificate of Designations of the Issuer, and (y) each Holder of a Warrant hereby agrees to waive the provisions of Section 4(f) of such Warrant; provided, however, that each such waiver shall be conditioned upon, and effective only if, the Issuer receives a similar waiver of such provisions from all the existing holders of the Series A Preferred Stock.  Each Investor agrees that by returning an executed copy of this Agreement to the Company, such Investor agrees to the waiver set forth in this Section 4.1.

Section 8.

AGENT MATTERS

A.

Instructions.  By its signature below, each Holder hereby instructs the Agent to execute this Amendment and the other Amended Agreements to which it is a party.

B.

Disclaimer.  The recitals contained herein shall be taken as the statements of the other parties hereto, and the Agent assumes no responsibility for their correctness.  The Agent makes no representation as to the validity or sufficiency of this Amendment or the satisfaction of the Conditions to Effectiveness contained in Section 5 hereof.

Section 9.

MISCELLANEOUS

A.

Reference to and Effect on the Purchase Agreement.

(i)

On and after the Effective Date, each reference in the Purchase Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import referring to the Purchase Agreement shall mean and be a reference to the Amended Agreements.

(ii)

Except as specifically amended by this Amendment, the Purchase Agreement shall remain in full force and effect and are hereby ratified and confirmed.

(iii)

The execution, delivery and performance of this Amendment shall not, except as expressly provided herein, constitute a waiver of any provision of, or operate as a waiver of any right, power or remedy of any Holder under, the Purchase Agreement.

B.

Fees and Expenses.  The Issuer acknowledges that all costs, fees and expenses of the type described in Section 12.04 of the Purchase Agreement incurred by Holders and their counsel with respect to this Amendment and the documents and transactions contemplated hereby shall be for the account of the Issuer.

C.

Headings.  Section and subsection headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose or be given any substantive effect.

D.

Incorporation by Reference of Miscellaneous Provisions.  The miscellaneous provisions of Article XII of the Purchase Agreement are incorporated by reference herein with the same force and effect as though fully set forth herein and made applicable to this Amendment, except to the extent that any provision thereof has been expressly waived or amended hereby.

E.

Applicable Law.  THIS AMENDMENT AND THE OTHER AMENDED DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK EXCEPT AS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER AMENDED DOCUMENT IN RESPECT OF SUCH OTHER FUNDING DOCUMENT.

F.

Counterparts; Effectiveness.  This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.  This Amendment shall become effective upon the execution of a counterpart hereof by the Issuer and the Holders.  Facsimile signatures shall be considered originals for all purposes.

[signatures page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

ISSUER:

PENTHOUSE MEDIA GROUP INC.

By:

/s/ Marc H. Bell

Name:

Marc H. Bell

Title:

President

GUARANTORS:

GENERAL MEDIA ART HOLDING, INC.

GENERAL MEDIA COMMUNICATIONS, INC.

GENERAL MEDIA ENTERTAINMENT, INC.

GENERAL MEDIA (UK), LTD.

GMCI INTERNET OPERATIONS, INC.

GMI ON-LINE VENTURES, LTD.

PENTHOUSE CLUBS INTERNATIONAL ESTABLISHMENT

PENTHOUSE IMAGES ACQUISITIONS, LTD.

PENTHOUSE MEDIA GROUP (CA) INC.

PMGI HOLDINGS, INC.

PURE ENTERTAINMENT TELECOMMUNICATIONS, INC.

By:

/s/ Marc H. Bell

Name:

Marc H. Bell

Title:

President

PENTHOUSE FINANCIAL SERVICES, N.V.

By:

/s/ Marc H. Bell

Name:

Marc H. Bell

Title:

Managing Director

PENTHOUSE DIGITAL MEDIA PRODUCTIONS, INC.

By:

/s/ Paul Asher

Name:

Paul Asher

Title:

President

[signatures continue on following page]

AGENT:

U.S. BANK NATIONAL ASSOCIATION

By:

/s/ Kathy L. Mitchell

Name:

Kathy L. Mitchell

Title:

Vice President

HOLDERS:

DB DISTRESSED OPPORTUNITIES MASTER PORTFOLIO, LTD

THE OPPORTUNITY FUND, LLC

STATE OF SOUTH DAKOTA RETIREMENT SYSTEM FUND

SPHINX DISTRESSED (MW POST OPPORTUNITY) SEGREGATED PORTFOLIO

MW POST PORTFOLIO FUND, LTD.

POST DISTRESSED MASTER FUND, L.P.

POST TOTAL RETURN MASTER FUND, L.P.

By: Post Advisory Group, LLC, as Authorized Agent

By:

/s/ Carl Goldsmith

Name:

Carl Goldsmith

Title:

Senior Investment Officer

POST BALANCED FUND, L.P.

POST HIGH YIELD, L.P.

By: Post Advisory Group, LLC, as General Partner

By:

/s/ Carl Goldsmith

Name:

Carl Goldsmith

Title:

Senior Investment Officer

[signatures continue on following page]

HOLDERS (continued):

CANYON VALUE REALIZATION FUND, L.P.

FINVEST CAPITAL LTD.

CANYON BALANCED EQUITY MASTER FUND, LTD.

MACVEST 1, LTD.

CANPARTNERS INVESTMENTS IV, LLC

INSTITUTIONAL BENCHMARKS SERIES (MASTER FEEDER) LIMITED IN RESPECT OF CENTAUR SERIES

By:

Canyon Capital Advisors LLC, as Investment Advisor

By:

/s/ Josh Friedman

Name:

Josh Friedman

Title:

Managing Member

SATELLITE SENIOR INCOME FUND, LLC

By:

Satellite Asset Management, L.P.

By:

/s/ Simon Raykher

Name:

Simon Raykher

Title:

General Counsel